Exhibit 10.1

February 14, 2006

Mr. Mark Jamieson
400 Parkside Center Blvd.
Unit 705
Farmers Branch, TX 75244

Dear Mark:

I am pleased to confirm our verbal offer of employment for the position of Executive Vice President and Chief Financial Officer, Ryder System, Inc. Your employment will commence on a date mutually agreeable to you and Ryder.

This position is offered to you at a salary of $39,583.33 per month, which equates to an annual base salary of $475,000. Your management level will be Level 19.

During your first week of work, you will also be paid a $150,000 sign-on bonus. This payment is contingent on you being ineligible and not being paid for the current year bonus payment from your current employer. Please be advised if Ryder makes this payment and your employment is terminated for any reason, other than a bona fide job elimination, before one year of service, you will be required to repay the sign-on bonus on a pro-rated basis. The attached Sign-On Bonus Payback agreement must be signed and returned prior to your receiving the above referenced sign-on bonus.

The annual incentive plan for your level of management currently provides for an annual target opportunity equal to 75% of base salary, and is paid in February of each year for the preceding year, as approved by the Board of Directors. In February 2007, you will receive the actual plan payment or $275,000, whichever is higher, provided that you are still employed by the Company in good standing.

On your first date of employment, you will receive an initial equity award consisting of 33,000 stock options (priced on your start date) and 9,150 restricted stock rights. Both the options and restricted stock will cliff vest on the third anniversary of your employment.

As with any other executive, your eligibility for future equity awards will be subject to the Company’s Long-Term Equity Plan administered by the Board of Directors. Your eligibility for this program will begin in 2007. The annual valuation of the equivalent 2006 Plan is approximately $700,000.

Stock ownership by management is valued at Ryder. Accordingly, a stock ownership guideline of one (1) times base salary has been established for your position. You will have five years from your date of hire to reach your required stock ownership level. While five years have been allotted as the maximum time frame over which to accumulate full stock ownership levels, you should meet a pro-rata portion of the stock ownership guideline for each month in your position.

Your new position also includes the following executive perquisites: a monthly car allowance of $800; an annual executive perquisite allowance of $5,000 per year, (you will receive a pro-rata allowance) grossed up for taxes; and an annual tax preparation and financial planning allowance of up to $6,000 per year. Additional executive perquisites include Executive Life Insurance providing coverage equal to three times base pay, supplemental long-term disability coverage in addition to any underlying coverage in place; and twenty-four hour travel accident insurance. You will have a Company paid membership at the Doral Resort. The perquisites offered to executives are subject to change at the discretion of the Board of Directors.

You are also eligible for a full-reimbursement relocation package as described in the enclosed summary, including $25,000 as a resettlement allowance. You should contact Pam Chin with Relocation Services at 305-500-5734 for assistance with your relocation. We will reimburse your current employer up to $125,000 for forfeited moving cost upon presentation of appropriate documentation. To ensure accurate accounting, all relocation-related expenses must be submitted to and processed by Pam Chin in order to be reimbursed.

You are also eligible for Ryder System, Inc. employee benefits as summarized in the enclosed Benefits at a Glance. Please note that your coverage under Ryder’s benefit plan will be effective on the first day of the month following ninety (90) calendar days of employment, however, you must enroll within 60 days of your date of hire. If there is a lapse in coverage, please call me.

As an officer, you will be asked to sign Change of Control and Non-Change of Control Severance Agreements, which you will receive after you have commenced your employment. These agreements provide 2 years’ salary plus a tenure related bonus and some other allowances, subject to certain conditions.

Government regulations require that we verify identity and employment eligibility of all new employees within three business days of their date of hire. Please be prepared to submit proper documentation on your start date.

This offer letter is contingent upon your successful completion of a background check and a post-offer drug screening test.

This is a letter of offer and not to be construed as a formal contract of employment. We hope you understand that we must confirm your employment to be on an “at will” basis. Neither our stating your salary or wages in annualized terms nor our comments and representations in other respects are intended to express or imply that you will be working either for any particular duration or under a contract of employment.

Mark, I am looking forward to working with you in your new position with Ryder. Please call me at (305) 500-4440 should you have any questions regarding this offer.

Sincerely,

/s/ Gregory T. Swienton

Chairman and Chief Executive Officer

February 14, 2006

To:	Gregory T. Swienton

From:	Mark Jamieson

Re:	Acceptance of Offer Letter

I acknowledge and understand the terms and contingencies of this offer and hereby accept this offer of employment with Ryder, subject to the conditions outlined in the offer letter.

     /s/ Mark T. Jamieson
Signature

     Mark T. Jamieson
Print Name

     February 14, 2006
Date Signed

This acceptance should be returned to Gregory T. Swienton.

SIGN-ON BONUS PAYBACK AGREEMENT

In order to be eligible for a sign-on bonus, I hereby agree to the terms of this Agreement.

I agree to reimburse the Company on a pro-rata basis, for my sign-on bonus if I voluntarily terminate my employment, or I am terminated for any reason other than a bona fide job elimination within twelve (12) months of my start date with the Company. Such repayment shall be completed within 30 days of the termination of my employment. I also understand that if Ryder takes legal action against me to enforce my obligation to repay these funds, I will be required to repay all attorneys’ fees and costs expended for the recoupment.

I have carefully reviewed the contents of this Agreement, and with a full and complete understanding of its terms, voluntarily accept its terms and conditions.

(Employee Signature)

Date

(Print Employee Name)

SAP#

Please return this Agreement to Gregory T. Swienton on your first day of employment.